EXHIBIT 3.2
REMARK HOLDINGS, INC.

CERTIFICATE OF DESIGNATIONS OF

SERIES B 15% CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Remark Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) authorizes the issuance of as many as 1,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, powers, restrictions, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designations (this “Certificate of Designations”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1.     Designation and Amount. The shares of such series of Preferred Stock shall be designated as “Series B 15% Cumulative Redeemable Perpetual Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such series shall be 800,000 shares, par value $.001 per share and a stated value of $100 per share (the “Stated Value”).

2.     No Maturity, Sinking Fund, Mandatory Redemption. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series B Preferred Stock as provided in Section 6 hereof. The Corporation is not required to set aside funds to redeem the Series B Preferred Stock.

3.     Ranking. The Series B Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (i) senior to all classes or series of the Corporation’s common stock and to all other equity securities issued by the Corporation other than equity securities referenced in clauses (ii) and (iii) of this Section 3, (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up; and (iii) effectively junior to all of the Corporation’s existing and future indebtedness (including indebtedness convertible into the Corporation’s common stock or Preferred Stock) and to the indebtedness and other

EXHIBIT 3.2
liabilities of (as well as any preferred equity interests held by others in) the Corporation’s existing subsidiaries and any future subsidiaries.

4.     Dividends.

(a)     Holders of shares of the Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 15% on the stated value of $100.00 per share of the Series B Preferred Stock per annum (equivalent to $15.00 per annum per share). Commencing on the date of issuance of the Series B Preferred Stock (as applicable, the “Issue Date”), dividends shall accrue on the Series B Preferred Stock daily and shall be cumulative from, and including, the applicable Issue Date, and shall be payable on a quarterly basis in arrears on or after the 15th day of each quarter (each, a “Dividend Payment Date”) to the holders of record of the Series B Preferred Stock as they appear on the stock records of the Corporation at the close of business on the last day of the preceding quarter, regardless of whether a Business Day (each, a “Dividend Record Date”); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Dividends payable on the Series B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months, provided that for partial dividend periods, dividend payments will be pro-rated, unless otherwise provided in the applicable securities offering and sale documents. The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date. For purposes of this Certificate of Designations, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

(b)     No dividends on shares of Series B Preferred Stock shall be authorized by the Board of Directors or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c)     Notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Stock will accrue regardless of whether the Corporation has earnings, regardless of whether there are funds legally available for the payment of those dividends and regardless of whether those dividends are declared by the Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears, and holders of the Series B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares of Series B Preferred Stock.

(d)     Future distributions on the Corporation’s common stock and any other series of Preferred Stock (if issued), including the Series B Preferred Stock, will be at the discretion of the Board of Directors and will depend on, among other things, the Corporation’s results of operations, cash flow from

EXHIBIT 3.2
operations, financial condition and capital requirements, any debt service requirements, applicable legal requirements and any other factors the Board of Directors deems relevant. Accordingly, the Corporation cannot guarantee that it will be able to make cash distributions on its Series B Preferred Stock or what the actual distributions will be for any future period.

(e)     Unless full cumulative dividends on all shares of Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment upon shares of common stock or Preferred Stock that the Corporation may issue ranking junior to or on parity with the Series B Preferred Stock as to the payment of dividends, or upon liquidation, dissolution, or winding up. Nor shall any other distribution be declared or made upon shares of common stock or Preferred Stock that the Corporation may issue ranking junior to or on parity with the Series B Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up.

(f)     When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Preferred Stock that the Corporation may issue ranking on a parity as to the payment of dividends with the Series B Preferred Stock, all dividends declared on the Series B Preferred Stock and any other series of Preferred Stock that the Corporation may issue ranking on parity as to the payment of dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

 5. Liquidation Preference.

(a)     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $100.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of the Corporation’s common stock or any other class or series of the Corporation’s capital stock that it may issue that ranks junior to the Series B Preferred Stock as to liquidation rights.

(b)     In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on parity with the Series B Preferred Stock in the distribution of assets, then the holders of the Series B Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

EXHIBIT 3.2
(c)     Holders of Series B Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation (although such events may give rise to the special optional redemption described in Section 6 hereof).

6.     Redemption.

(a)     The Series B Preferred Stock is not redeemable by holders of Series B Preferred Stock under any circumstances. The Series B Preferred Stock is not redeemable by the Corporation prior to the two-year anniversary of the applicable Issue Date of each respective share, except upon a Change of Control.

(b)     On and after the two-year anniversary of the applicable Issue Date, the Corporation may, at its option and upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $100.00 per share, plus any accumulated and unpaid dividends thereon up to, but not including, the redemption date.

(c)     Upon the occurrence of a Change of Control as defined in Section 6(d) hereof, regardless of whether before or after the two-year anniversary of the applicable Issue Date, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred Stock, in whole or in part, within 120 days after notice of such Change of Control, for cash at a redemption price of $15.00 per share, plus any accumulated and unpaid dividends thereon up to, but not including, the redemption date.

(d)     A “Change of Control” is deemed to occur when any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, shall have acquired the Corporation’s stock entitling that person to exercise more than 50% of the total voting power of all the Corporation’s stock entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(e)     In the event the Corporation elects to redeem Series B Preferred Stock the notice of redemption will be mailed to each holder of record of the Series B Preferred Stock called for redemption at such holder’s address as it appears on the Corporation’s stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed; (iii) the applicable redemption price per share plus any accrued but unpaid dividends; (iv) the place or places where certificates (if any) for the Series B Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. If less than all of the

EXHIBIT 3.2
shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.

(f)     Holders of Series B Preferred Stock to be redeemed shall surrender the Series B Preferred Stock (if certificated) at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g)     If notice of redemption of any shares of Series B Preferred Stock has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series B Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series B Preferred Stock, those shares of Series B Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h)     If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i)     If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine.

(j)     In connection with any redemption of the Series B Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends up to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, regardless of whether in arrears, on shares of the Series B Preferred Stock to be redeemed.

(k)     Subject to applicable law, the Corporation may purchase shares of Series B Preferred Stock in the open market, by tender or by private agreement. Any shares of Series B Preferred Stock that the Corporation acquires may be retired and reclassified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

7.     No Conversion Right, Amendment. The Series B Preferred Stock is not convertible into the Corporation’s common stock. No provision in this Certificate of Designations may be amended, waived or modified except by the mutual written consent of the Company and the unanimous written consent of the holders of the Series B Preferred Stock.

EXHIBIT 3.2
8.     Voting Rights.

(a)     Holders of the Series B Preferred Stock will not have any voting rights, except as required by Delaware law. On each matter on which holders of Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock will be entitled to one vote.

(b)     Except as expressly stated in this Section 8 or as may be required by applicable law, the Series B Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

9.     No Preemptive Rights. The holders of the Series B Preferred Stock will not have any preemptive rights to purchase or subscribe for the Corporation’s common stock or any other security.

10.     Record Holders. The Corporation and the transfer agent for the Series B Preferred Stock may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

11.     Adjustment. If the Corporation effects a stock dividend, a stock split, or a reverse split of the Series B Preferred Stock, the dividend, liquidation and redemption rates will be proportionately adjusted.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf on this 25th day of October, 2024.

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
Kai-Shing Tao
Chief Executive Officer